Exhibit 10.11

EXECUTION COPY

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

among

REPUBLIC COMPANIES GROUP, INC.

and

CERTAIN STOCKHOLDERS OF THE COMPANY DESIGNATED HEREIN

Dated as of December 9 , 2004

i

EXHIBITS

Exhibit A	-	By-laws
Exhibit B	-	Investor Rights Agreement Supplement

ii

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (as amended or supplemented, this “Agreement”) is dated as of December 9, 2004, by and among REPUBLIC COMPANIES GROUP, INC. (f/k/a RTXA, INC.), a Delaware corporation (the “Company”), BANC OF AMERICA CAPITAL INVESTORS SBIC L.P. (f/k/a/ BANCAMERICA CAPITAL INVESTORS SBIC I L.P.), a Delaware limited partnership (“Banc of America”), GREENHILL CAPITAL PARTNERS, L.P., a Delaware limited partnership, (“GCP”), GREENHILL CAPITAL PARTNERS (CAYMAN), L.P., a Cayman Islands limited partnership, (“GCP Cayman”), GREENHILL CAPITAL PARTNERS (EXECUTIVE), L.P. , a Delaware limited partnership, (“GCP Executive”), GREENHILL CAPITAL, L.P. , a Delaware limited partnership, (“GC” and together with GCP, GCP Cayman and GCP Executive, the “Greenhill Investors”), BRAZOS EQUITY FUND 2000, L.P., a Texas limited partnership (“Brazos”), NORWEST EQUITY PARTNERS VI, LP, a Minnesota limited partnership (“NEP VI”), NORWEST EQUITY PARTNERS VII, LP, a Minnesota limited partnership (“NEP VII” and, together with NEP VI, “NEP”), 21ST CENTURY GROUP EQUITY FUND, L.P., a Delaware limited partnership (“21st Century Equity”), 21ST CENTURY GROUP COINVESTORS I, L.P., a Texas limited partnership (“21st Century Coinvestors” and, together with 21st Century Equity, “21st Century”), BRUCE W. SCHNITZER, a resident of New York (“Schnitzer”), JOHN S. STRUCK, a resident of Connecticut (“Struck”), PATRICK MCLAUGHLIN, a resident of Pennsylvania (“McLaughlin”), MARY LOUISE MCLAUGHLIN AS CUSTODIAN FOR CHRISTINE MCLAUGHLIN UNDER THE PENNSYLVANIA UNIFORM TRANSFERS TO MINORS ACT (“Christine”) and MARY LOUISE MCLAUGHLIN AS CUSTODIAN FOR KATHRYN MCLAUGHLIN UNDER THE PENNSYLVANIA UNIFORM TRANSFERS TO MINORS ACT (“Kathryn” and together with Schnitzer, Struck, McLaughlin and Christine, the “Wand Stockholders”), REPUBLIC CO-INVESTORS, L.P., a Delaware limited partnership, PARKER W. RUSH (“Rush”), MARTIN CUMMINGS (“Cummings”) and STEPHEN MUDD (“Mudd”).

STATEMENT OF PURPOSE

The Company and certain of its stockholders have entered into (a) an Investor Rights Agreement, dated as of May 9, 2003 (the “Original Agreement”), and (b) a First Amendment to Investor Rights Agreement, dated as of August 29, 2003 (the “First Amendment”). The Company and the Stockholders desire to amend and restate the Original Agreement, as amended by the First Amendment and as further amended hereby, for the purpose of agreeing to certain aspects of their relationship as holders of the capital stock of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND GENERAL TERMS

SECTION 1.1 Definitions and General Considerations.

(a) Definitions. For the purposes of this Agreement, in addition to any terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Documents” means that certain Stock Purchase Agreement, dated as of May 9, 2003, by and among, the Company, RTXA Sub, Inc., a Delaware corporation, Republic Financial Services, Inc., a Texas corporation, Republic Financial Services, Inc., a Nevada corporation, and Winterthur U.S. Holdings, Inc. (solely for purposes of Section 13.13 thereof) and each other document and instrument executed pursuant to such agreement in connection with the acquisition contemplated therein, in each case, as such documents are amended, restated, supplemented or modified from time to time in accordance with their terms.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person; provided, that in no event shall a portfolio company of any Stockholder be deemed to be an Affiliate of such Stockholder for purposes of Section 2.1. For the purposes of this definition, “control,” when used with respect to any Person, means the ownership, directly or indirectly, of more than ten percent (10%) of the voting securities of such Person or the power to otherwise direct the management and policies of such Person whether by contract or otherwise.

“Available Funds” means, with respect to any redemption of Company Securities pursuant to Article VI, the funds of the Company that the Board determines to be available for such redemption after taking into account the future funding needs of the Company and funds which may be available under any credit facility or other source of financing; provided, that the amount of Available Funds shall in no event exceed the amount of funds of the Company, if any, available for such redemption under Section 160 of the Delaware General Corporation Law.

“Board” means the Board of Directors of the Company.

“Budget” has the meaning assigned thereto in Section 9.5.

“Business Day” means any day other than a Saturday, Sunday or any other day on which national banking associations in the States of Texas, North Carolina and New York are generally closed for the conduct of commercial banking business.

“By-laws” means the By-laws of the Company as in effect on the date hereof, a copy of which is attached hereto as Exhibit A, as amended from time to time.

“Cause” means, with respect to a Management Stockholder, the definition of “cause” as set forth in any then effective employment agreement between the Company and such person; provided, that, if “cause” is not defined in such a document or there is not an employment agreement between the Company and such person effective on the date of determination, then “Cause” shall mean the occurrence of any of the following events: (a) such Person’s failure substantially to perform their duties of employment (other than as a result of total or partial incapacity due to physical or mental illness) for a period of thirty (30) days following written notice by the Company to such Person of such failure, (b) dishonesty in the performance of their duties of employment or any material breach of any fiduciary duty to the Company, (iii) any act or acts on their part constituting a felony under the laws of the United States or any state thereof or (iv) any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its Subsidiaries or Affiliates.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended or restated from time to time.

“Class A Common Stock” means the Class A Voting Common Stock of the Company, par value $0.01 per share, as described in the Certificate of Incorporation.

“Class B Common Stock” means the Class B Non-voting Common Stock of the Company, par value $0.01 per share, as described in the Certificate of Incorporation.

“Closing Date” has the meaning assigned thereto in the Securities Purchase Agreement.

“Common Equivalents” means, without duplication, (a) the Common Stock, (b) any security or obligation which by its terms is exercisable for or convertible into shares of Common Stock and (c) any option or other subscription or purchase right to acquire, directly or indirectly, Common Stock.

“Company Securities” means the Preferred Stock and the Common Equivalents.

“Common Stock” means the Class A Common Stock, Class B Common Stock or both, as the context may require.

“Debt” means, with respect to any Person, (a) all liabilities, obligations and indebtedness for borrowed money, including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay any deferred purchase price for property or services of any such Person, (c) all obligations of any such Person as lessee under capital leases, (d) all Debt of any other Person secured by a lien on any asset of any such Person, (e) all Guaranty Obligations of any such Person and (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn; provided, that “Debt” shall not include trade payables of such Person incurred in the ordinary course of business and not more than ninety (90) days past due.

“Excluded Transfer” means a Transfer by any Stockholder pursuant to Sections 2.1, 2.2, 4.2 (other than as the Selling Stockholder), 5.1, 5.2 or 6.1 hereof, pursuant to Section B.5 of Article FOURTH of the Certificate of Incorporation or in a redemption effected pursuant to a Wand Consulting Agreement.

“Fair Market Value” means, with respect to any Company Securities, an amount determined in good faith by the Board to be the fair market value of those Company Securities, without minority ownership discount or discount for restricted transferability.

“Fiscal Year” means the annual accounting period of the Company.

“Fully Diluted Shares” means, as of any date of determination and without duplication, all shares of Common Stock and all shares of such Common Stock issuable upon exercise or conversion of any Common Equivalents, in each case outstanding on such date of determination.

“GAAP” means, as of any date of determination, United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of such date of determination.

“Good Reason” means, with respect to a Management Stockholder, the definition of “good reason” as set forth in any then effective employment agreement between the Company and such Person; provided, that, if “good reason” is not defined in such a document or there is not an employment agreement between the Company and such person effective on the date of determination, then “Good Reason” shall mean the occurrence of any of the following events: (a) a material diminution in such Person’s status, title, position or responsibilities or (b) such Person’s principal place of work being relocated by a distance of 100 miles or more from the location at which they worked immediately prior the date of this Agreement.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Greenhill Representative” means GCP or any other Greenhill Investor as designated by the holders of a majority of the Common Stock held by Greenhill Investors in a written notice to the Company.

“Guaranty Obligation” means, with respect to any Person, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Independent Third Party” means any Person who, immediately prior to a Sale of the Company, (a) does not own in excess of 5% of the Fully Diluted Shares, (b) is not an Affiliate of any owner of 5% or more of the Fully Diluted Shares and (c) is not the spouse or descendant (by birth or adoption) of any owner of 5% or more of the Fully Diluted Shares.

“Initial Public Offering” means the initial public offering of the Common Stock pursuant to a registration statement declared effective under the Securities Act, underwritten by an investment banking firm of national reputation.

“Investor Stockholders” means the collective reference to Banc of America, the Greenhill Investors, Brazos, the NEP Investors, 21st Century and the Wand Stockholders and any of their permitted transferees, and the term “Investor Stockholder” means any such Person.

“Involuntary Transfer” means any Transfer, proceeding or action (other than pursuant to Sections 2.1, 4.1, 4.2, 5.1, 5.2 or 6.1 hereof, pursuant to Section B.5 of Article FOURTH of the Certificate of Incorporation or pursuant to a Wand Consulting Agreement) by or in which a Stockholder shall be deprived or divested of any right, title or interest in or to any Company Securities, including any seizure under levy of attachment or execution, any Transfer in connection with a foreclosure upon a pledge, any Transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the Federal Bankruptcy Code of 1978, or any modifications or revisions thereto) or other court proceeding to a debtor-in-possession, trustee in bankruptcy or receiver or other officer or agency, any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, any Transfer pursuant to a separation agreement or divorce, equitable or community or marital property distribution, judicial decree or other court order relating to the division or partition of property between spouses or any Transfer, in case of the death of an individual Stockholder, by will or by the laws of intestate succession, to the executors, administrators, testamentary trustees, legatees or beneficiaries of such Stockholders.

“Management Stockholders” means the collective reference to Rush, Cummings, Mudd and any other officers or employees of the Company that acquire Company Securities after the date hereof (whether pursuant to the exercise of options under any Company stock option plan or otherwise) and join this Agreement, and the term “Management Stockholder” means any such Person.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on the properties, business, operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

“Permitted Transferee” means, with respect to any Stockholder who is a natural person, (a) a spouse, (b) any child or the spouse of any child, (c) any grandchild, (d) a parent or (e) any trust created for the benefit of any person specified in clauses (a) through (d) above of such Stockholder.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature.

“Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.01 per share, as described in the Certificate of Incorporation.

“Proportionate Share” means, as to any Stockholder and as of any date of determination, the percentage determined by dividing the number of Fully Diluted Shares then owned by such Stockholder by the total number of Fully Diluted Shares then owned by all Stockholders eligible to participate in the purchase option for which a determination is being made.

“Required Preferred Stockholders” means the holders of at least a majority of the outstanding shares of Preferred Stock.

“Required Stockholders” means (a) the Required Preferred Stockholders and (b) the holders of at least a majority of the outstanding shares of Common Stock.

“Requirement of Law” means, with respect to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, statute, ordinance, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any of the transactions contemplated or referred to herein.

“Restricted Common Stock” means the shares of Common Stock owned by each Management Stockholder party hereto and which is subject to a restricted stock award agreement between the Company and each such Management Stockholder, respectively.

“Sale of the Company” means a sale of the Company pursuant to which any Independent Third Party or affiliated group of Independent Third Parties proposes to acquire, in one or more related transactions, (a) at least 80% of the Common Stock of the Company (whether by merger, consolidation, share exchange or other Transfer of the Company’s capital stock) or (b) all or substantially all of the Company’s assets.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of May 9, 2003, among the Corporation and certain investors in the Corporation, as amended, restated, supplemented or modified from time to time in accordance with its terms.

“Stockholders” means, without duplication, the collective reference to the Investor Stockholders, the Management Stockholders, if any, and any other Persons who become party to this Agreement pursuant to Section 10.13 or otherwise and any transferees bound by the terms and conditions of this Agreement in accordance with the terms hereof, and the term “Stockholder” means any such Person.

“Subsidiary” means, with respect to any Person, any entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect the board of directors or other managers of such entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Company.

“Transfer” means sell, assign, convey, donate, transfer or otherwise dispose of, or contract to do any of the foregoing.

“Wand Consulting Agreements” means, without duplication, the collective reference to those certain Consulting Agreements between the Company and Bruce W. Schnitzer, John S. Struck, and Patrick McLaughlin, each dated as of May 9, 2003, and the term “Wand Consulting Agreement” means any such agreement.

“Wand Stockholders” has the meaning assigned thereto in the introductory paragraph to this Agreement.

(b) General Considerations. Any reference to any Section or Schedule herein, unless expressly stated otherwise, will refer to such Section of this Agreement or Schedule to this Agreement, as applicable. The use of pronouns herein shall refer to the masculine, feminine and/or neuter, and to the singular and/or plural, as the context requires.

SECTION 1.2 Term of Agreement. The term of this Agreement shall commence on the date hereof and shall terminate on the earlier of: (a) the closing of an Initial Public Offering with net proceeds to the Company of at least $25,000,000 and (b) a Sale of the Company.

ARTICLE II

GENERAL TRANSFER RESTRICTIONS

SECTION 2.1 Transfer Restrictions. No Stockholder shall Transfer any Company Securities held by such Stockholder except that, commencing on the day after the Closing Date:

(a) any Investor Stockholder shall be entitled at any time to Transfer all or any portion of its Company Securities to any Affiliate of such Person, to any fund which such Investor Stockholder manages or to any Person acquiring such Investor Stockholder’s investment portfolio;

(b) any Stockholder who is a natural person (an “Individual Transferor”) may Transfer all or any portion of his Company Securities to any Permitted Transferee, and any Permitted Transferee of all or any part of such Individual Transferor’s Company Securities may thereafter Transfer all or any portion of such Company Securities to any other Permitted Transferee of such Individual Transferor if, and only if, in each case (i) such Individual Transferor retains exclusive control of, and continues to exercise, all voting and consent rights with respect to any such Company Securities Transferred to a Permitted Transferee pursuant to a proxy in form reasonably satisfactory to the Board, or as trustee of any trust to which such Company Securities are Transferred, (ii) any trust to which such Company Securities are transferred does not require or permit distribution of such Company Securities during the term of this Agreement and (iii) the Permitted Transferee agrees in writing to be bound by the provisions of this Agreement; and

(c) each Stockholder shall be permitted or required, as applicable, to transfer his or its Company Securities as permitted or required, as applicable, pursuant to Sections 4.1, 4.2, 5.1, 5.2 and 6.1 hereof, pursuant to Section B.5 of Article FOURTH of the Certificate of Incorporation and pursuant to a Wand Consulting Agreement;

provided, that in the case of Transfers permitted pursuant to Section 2.1(a) or (b) above, the transferring Stockholder shall (i) provide prior written notice to the Company of such proposed Transfer (ii) if requested by the Board, an opinion of counsel, in form and substance reasonably satisfactory to the Board, that such Transfer will not require registration of any such Company Securities under the Securities Act and (iii) cooperate with the Company (and the Company shall cooperate with such Stockholder) to make any Form A filings and other insurance regulatory filings as may be required in connection with such Transfer.

SECTION 2.2 Involuntary Transfers. Upon any Involuntary Transfer of any Company Securities owned by any Stockholder, such Stockholder (or such Stockholder’s personal representative, if applicable) shall promptly, but in any event within thirty (30) days after such Involuntary Transfer, give written notice to the Company, with a copy to the Person to whom the Transfer was made (the “Involuntary Transferee”), stating that the Involuntary Transfer occurred, the reason therefor, the date of the Involuntary Transfer, the name and address of the Involuntary Transferee and the type and amount of Company Securities acquired by such Person. Upon receipt of such written notice by the Company, the Company shall give prompt written notice of such Involuntary Transfer to the other Stockholders and (a) the Company shall have the first option and (b) the Investor Stockholders (other than any Investor Stockholder having made such Involuntary Transfer), on a pro rata basis (based on their respective Proportionate Shares), shall have the second option, to purchase all, but not less than all, of the Company Securities subject to the Involuntary Transfer for the periods and on the terms described in Section 4.1(c), (d), (e) and (f), as if the receipt by the Company of the notice of Involuntary Transfer had been the receipt by the Company of the Transfer Notice thereunder; provided, that the purchase price of any such Company Securities shall be the Fair Market Value of such Company Securities.

SECTION 2.3 Prohibited Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void and the Company shall refuse to record such purported Transfer and shall not recognize any purported transferee as a stockholder for any purpose.

ARTICLE III

CORPORATE GOVERNANCE AND VOTING AGREEMENT

SECTION 3.1 Corporate Governance.

(a) Board Representation. Each Stockholder shall vote all of his or its voting Company Securities and shall take all other necessary or desirable actions within his or its control (whether in his or its capacity as a Stockholder, director, member of a Board committee, officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents or resolutions in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including calling special Board and Stockholder meetings) so that:

(i) the authorized number of directors of the Board shall be established at nine (9);

(ii) the following individuals shall be elected to the Board:

(A) two individuals designated by Banc of America (the “Banc of America Directors”), who shall initially be Robert H. Sheridan III and Robert L. Edwards;

(B) two individuals designated by the Greenhill Representative (the “Greenhill Directors”), who shall initially be Scott L. Bok and Timothy M. Dwyer;

(C) one individual designated by the Greenhill Representative and approved by Banc of America, who shall initially be David Elliott;

(D) one individual designated by Brazos (the “Brazos Director”), who shall initially be Patrick K. McGee;

(E) one individual designated by the holders of a majority of the Preferred Stock held by the Investor Stockholders (excluding the Wand Stockholders), who shall initially be John Ware (“Ware”); provided, that so long as 21st Century owns at least 6,500 shares (as adjusted for any splits, stock dividends or combinations thereof) of Preferred Stock, Ware shall not be removed from the Board without the prior written approval of 21st Century; provided, further, that for purposes of this clause (E) the ownership of Preferred Stock shall be determined as if the transactions to occur on the Closing Date had occurred on May 9, 2003;

(F) one individual designated by the Wand Stockholders, who shall initially be Bruce Schnitzer; and

(G) one individual designated by the other members of the Board, which person must be a member of management of the Company (the “Management Director”), who shall initially be Parker W. Rush; and

(iii) Bruce Schnitzer shall serve as the initial Chairman of the Board until a successor is duly selected by the Board;

(iv) any question brought before any meeting of the Board at which a quorum exists under the By-laws shall be decided by a majority of the total number of votes cast at such meeting; provided, that until the day after the Closing Date, such majority vote must include the affirmative vote of at least one Banc of America Director and at least one Greenhill Director; and

(v) neither the Certificate of Incorporation nor the By-laws of the Company shall be amended in any manner that conflicts with any provisions of this Agreement.

(b) Any director designated pursuant to this Section 3.1 shall only be removed from the Board (and from all committees of the Board) at the written request of the Person or Persons having the right to designate such director pursuant to this Section 3.1.

(c) Filling Vacancies.

(i) At any time a vacancy is created on the Board by the death, removal or resignation of any director, the applicable Person or Persons entitled to nominate the former director or directors as provided in Section 3.1(a)(ii) shall nominate a director to fill such vacancy. If, within ten (10) Business Days, no individual shall have been nominated to fill such vacancy, such vacancy may be filled with a nominee designated by the vote of a majority of the remaining directors. If any Person who shall have failed to nominate a director to fill such vacancy in accordance with Section 3.1(a)(ii) shall continue to be entitled to nominate one or more directors in accordance with Section 3.1(a)(ii), such Person may at any time direct the Stockholders to remove the director nominated in accordance with the preceding sentence and to elect such Person’s nominee to the Board.

(ii) If any Person referred to in Section 3.1(a)(ii) is no longer entitled to nominate directors pursuant to Section 3.1(a)(ii), each director nominated by such Person shall immediately resign or, if he fails to do so, shall be removed by a vote of the Stockholders and each resulting vacancy shall be filled with a nominee designated by the vote of a majority of the remaining directors; provided, that in the event that no Person is entitled to nominate directors pursuant to Section 3.1(a)(ii), directors shall be nominated and elected in accordance with the By-laws and applicable law without regard to this Article III.

(d) Board Meetings. The Board shall meet not less than quarterly. At least 48 hours notice shall be given to each member of the Board prior to any meeting of the Board unless such notice shall have been waived in accordance with applicable corporate law. Each director nominated and elected pursuant to the provisions of this Section 3.1 shall be entitled to reimbursement by the Company of all reasonable out-of-pocket expenses incurred in connection with attendance of meetings of the Board.

(e) D&O Insurance. The Company shall at all times maintain directors’ and officers’ liability insurance in form and substance satisfactory to the Board.

(f) Committees. If at any time the Company establishes a compensation committee or an audit committee in accordance with the By-laws, one Banc of America Director, one Greenhill Director and the Brazos Director shall be included on each such committee. Further, the Brazos Director shall be included on any other committee that includes both a Banc of America Director and a Greenhill Director.

SECTION 3.2 Covenant to Vote, etc. At any time any nominee is to be elected a director or any director is to be removed pursuant to Section 3.1 hereof or any vote on a matter described in Section 5.1 or 5.2 is to be taken, the Company shall, and the Stockholders shall cause the Company to, promptly call a meeting of stockholders or obtain their written consents as necessary to effect such a vote. Without limiting the provisions of Section 3.1(a), each of the Stockholders shall appear in person or by proxy at each annual or special meeting of stockholders for the purpose of obtaining a quorum and shall vote the Company Securities owned by such Stockholder, either in person or by proxy, at such annual or special meeting of stockholders of the Company or execute written consents as necessary: (a) in favor of establishing the number of directors in accordance with Section 3.1(a), (b) in favor of the election, removal and replacement of directors in accordance with Section 3.1 and (c) in favor of any action described in Section 5.1 or 5.2.

SECTION 3.3 No Inconsistent Agreements or Proxies. Other than as required hereunder, no Stockholder shall (a) grant any proxy or enter into any stockholder agreements or arrangements of any kind the terms of which are inconsistent with the provisions of this Agreement or (b) enter into or agree to be bound by any voting trust with respect to his or its Company Securities.

ARTICLE IV

PARTICIPATION RIGHTS AND OBLIGATIONS

SECTION 4.1 Right of First Refusal.

(a) Transfer Notice. If any Stockholder (a “Transferor Stockholder”) desires to Transfer all or any portion of his or its Company Securities pursuant to a bona fide offer from any Person other than in an Excluded Transfer, such Transferor Stockholder shall, prior to effecting or making such Transfer, give written notice thereof (the “Transfer Notice”) to the Company and each of the Investor Stockholders. The Transfer Notice shall state (i) the type and amount of Company Securities to be Transferred (the “Transferred Company Securities”), (ii) the name of the Person to whom the Transferor Stockholder desires to Transfer such Transferred Company Securities (the “Prospective Stockholder”), (iii) the price of the Transferred Company Securities to be paid by the Prospective Stockholder, which price must be payable in cash, (iv) that the proposed purchase of the Transferred Company Securities shall be consummated no later than thirty (30) days after the expiration of the options referred to in Sections 4.1(c) and (d) and (v) that the offer of the Prospective Stockholder has been accepted by the Transferor Stockholder subject to the rights of the Company and the Investor Stockholders contained in this Section 4.1 and Section 4.2.

(b) Certificate of Prospective Stockholder. The Transfer Notice shall be accompanied by a certificate executed by the Prospective Stockholder stating that (i) its offer to purchase the Transferred Company Securities has been approved by its board of directors (or the equivalent body), if necessary, (ii) the description of its offer contained in the Transfer Notice is complete and accurate, (iii) it is aware of the rights of the Company and the Investor Stockholders contained in this Section 4.1 and Section 4.2 and (iv) concurrently with its purchase of any Transferred Company Securities, it will become a party to this Agreement and agree to be bound by the terms and conditions hereof to the same extent and in the same manner as the Transferor Stockholder as set forth in Section 10.13. In addition, the certificate of the

Prospective Stockholder shall be accompanied by evidence reasonably satisfactory to the Company of the Prospective Stockholder’s financial ability to consummate the proposed purchase.

(c) Company Option to Purchase. For a period of ten (10) Business Days after receipt of the Transfer Notice and the certificate referred to in Section 4.1(b), the Company shall have the option to purchase all or any portion of the Transferred Company Securities on the terms contained in the Transfer Notice; provided, that the Company shall not have the right to purchase less than all of the Transferred Company Securities unless (i) the Investor Stockholders elect to purchase all of the remaining Transferred Company Securities pursuant to Section 4.1(d) or (ii) the Transferor Stockholder consents to the purchase of less than all of the Transferred Company Securities. The Company’s option to purchase the Transferred Company Securities hereunder shall be exercisable by delivering written notice to such effect, prior to the expiration of such ten (10) Business Day option period, to the Transferor Stockholder and each of the Investor Stockholders. The failure of the Company to exercise its option under this Section 4.1(c) within such ten (10) Business Day option period shall be deemed to be an election by the Company not to purchase the Transferred Company Securities.

(d) Stockholders Option to Purchase. If the Company does not elect to purchase all of the Transferred Company Securities pursuant to Section 4.1(c), then each Investor Stockholder (other than the Transferor Stockholder) (each, an “Offeree Stockholder”) shall have the option, for a period of ten (10) Business Days after the earlier of receipt by the Transferor Stockholder and the Offeree Stockholders of notice by the Company that the Company has so elected or the expiration of the ten (10) Business Day option period set forth in Section 4.1(c), to purchase, on the terms contained in the Transfer Notice, up to its Proportionate Share of the remaining Transferred Company Securities plus any Excess Transferred Company Securities described below; provided, that the Offeree Stockholders shall not have the right to purchase less than all of the Transferred Company Securities unless (i) the Company and the Offeree Stockholders collectively elect to purchase all of the Transferred Company Securities or (ii) the Transferor Stockholder consents to the purchase of less than all of the Transferred Company Securities.

Each Offeree Stockholder’s option to purchase the Transferred Company Securities hereunder shall be exercisable by delivering written notice to such effect, prior to the expiration of such ten (10) Business Day option period, to the Transferor Stockholder, the Company and each of the other Offeree Stockholders (each, a “Purchaser’s Notice”). Each Offeree Stockholder shall have the right and may indicate in its Purchaser’s Notice its desire to participate in the purchase of Transferred Company Securities in excess of its Proportionate Share. The failure of an Offeree Stockholder to exercise its option under this Section 4.1(d) within such ten (10) Business Day period shall be deemed to be an election by such Offeree Stockholder not to purchase the Transferred Company Securities.

If any Offeree Stockholder elects not to purchase all of its Proportionate Share of the Transferred Company Securities, then the Transferred Company Securities which were available for purchase by all such declining Offeree Stockholders (the “Excess Transferred Company Securities”) shall automatically be deemed to be accepted for purchase by the Offeree

Stockholders who indicated in their respective Purchaser’s Notices a desire to participate in the purchase of Transferred Company Securities in excess of their respective Proportionate Shares. Unless otherwise agreed by all of the Offeree Stockholders participating in the purchase, each such Offeree Stockholder shall purchase its Proportionate Share of the Excess Transferred Company Securities (computed on the basis of the Offeree Stockholders who participate in the purchase of Excess Transferred Company Securities).

(e) Sale by Offering Stockholder. Unless the Company and the Offeree Stockholders collectively elect to purchase all of the Transferred Company Securities or the Transferor Stockholder consents to the purchase of less than all of the Transferred Company Securities, neither the Company nor any Offeree Stockholder may purchase any of the Transferred Company Securities, and the Transferor Stockholder shall be free to Transfer all, but not less than all, of the Transferred Company Securities to the Prospective Stockholder in accordance with the terms set forth in the Transfer Notice, but subject to the co-sale provisions of Section 4.2; provided, that, if such sale is not consummated within thirty (30) days after the later of the expiration of the options referred to in Sections 4.1(c) and (d) and the agreement as to partial exercise of such options, the restrictions provided for in this Section 4.1 shall again become effective, and no Transfer of the Transferred Company Securities may be made thereafter (other than in an Excluded Transfer) by the Transferor Stockholder without again offering such Transferred Company Securities to the Company and the Offeree Stockholders in accordance with this Section 4.1.

(f) Closing. The closing of any purchase of the Transferred Company Securities by the Company or the Offeree Stockholders pursuant to this Section 4.1 shall be held at the principal office of the Company at 10:00 a.m. local time no later than forty-five (45) days after the date that the options referred to in Section 4.1(c) and (d) have either been exercised or expired (or if such day is not a Business Day, then on the next succeeding Business Day) or at such other time, date and place as the parties to the transaction may agree. At such closing, the Transferor Stockholder shall deliver the Transferred Company Securities, duly endorsed for Transfer and accompanied by all requisite stock transfer taxes, if any, and the Transferred Company Securities to be Transferred shall be free and clear of any liens, claims, pledges or encumbrances (other than restrictions imposed by this Agreement and pursuant to applicable federal and state securities laws) and the Transferor Stockholder shall so represent and warrant, and further represent and warrant that he or it is the record and beneficial owner of the Transferred Company Securities. The Company and each Offeree Stockholder participating in the purchase shall deliver payment in full for the Transferred Company Securities at such closing, by certified or official bank check or by wire transfer of immediately available funds.

SECTION 4.2 Co-Sale Right.

(a) Co-Sale Right. In the event that any Stockholder (the “Selling Stockholder”) proposes to sell all or any portion of its Company Securities (other than in an Excluded Transfer), the Selling Stockholder shall, after complying with the applicable provisions of Section 4.1 and no later than ten (10) Business Days after the expiration of the options referred to in Sections 4.1(c) and (d), deliver to each Investor Stockholder written notice (the “Selling Stockholder Notice”) thereof describing such Company Securities (including the class or classes thereof) subject to sale and the terms and conditions of such sale. Upon receipt of a Selling Stockholder Notice, each such Investor Stockholder (other than the Selling Stockholder, if applicable), by giving written notice to the Selling Stockholder of its election to participate not later than ten (10) Business Days following receipt of the Selling Stockholder Notice, may participate in such sale by including therein a portion of such Stockholder’s Company Securities comprised of a number of Company Securities of the same class equal to the product of (i) the number of Company Securities of such class to be sold by the Selling Stockholder in connection with such sale and (ii) a fraction, the numerator of which is the number of Company Securities of such class then owned by such Investor Stockholder immediately prior to giving effect to such sale and the denominator of which is the aggregate number of Company Securities of such class then owned by all Investor Stockholders and the Selling Stockholder (without duplication), immediately prior to giving effect to such sale. Such sale shall be made on the same terms and conditions of the sale described in the Selling Stockholder Notice. The number of Company Securities to be sold by Selling Stockholder in connection with such sale shall be reduced by the number of Company Securities sold by the Investor Stockholders (excluding, if applicable, the Selling Stockholder) pursuant to this Section 4.2(a). For purposes of this Section 4.2, the Class A Common Stock and Class B Common Stock shall be deemed to be of the same class.

(b) Closing. The closing of any transaction pursuant to this Section 4.2 shall be held at such time and place as the Selling Stockholder shall reasonably specify. At such closing, the Stockholders participating in such sale shall take such action and deliver such documents and instruments as shall be necessary to transfer the Company Securities in such transaction, and the Company Securities to be transferred shall be free and clear of any liens, claims, pledges or encumbrances (other than restrictions imposed pursuant to applicable federal and state securities laws and this Agreement that do not relate to any breach or default by the seller of such Company Securities hereunder) and each Stockholder participating in such sale shall so represent and warrant. Each Stockholder participating in such sale shall further represent and warrant that such Stockholder is the record and beneficial owner of such Company Securities and make such additional representations and warranties as shall be customary in transactions of a similar nature. The selling price of any Company Securities to be sold by each Stockholder participating in a sale pursuant to this Section 4.2 shall be the same price per share as received by the Selling Stockholder.

SECTION 4.3 Preemptive Rights.

(a) Eligible Offering. Except as otherwise provided in Section 4.3(e), the Company hereby grants to each Investor Stockholder the right to purchase (i) its Proportionate Share of any future offering of equity securities of the Company or of any security or other obligation convertible into or exchangeable for or carrying rights or options to purchase equity securities of the Company (an “Eligible Offering”), plus (ii) any Excess New Securities as defined in Section 4.3(c).

(b) Notice of an Eligible Offering and Exercise of Rights of First Offer. Before issuing any securities pursuant to an Eligible Offering, the Company shall give written notice thereof to each Investor Stockholder specifying the securities the Company proposes to issue (the “New Securities”) and the consideration that the Company intends to receive for the New Securities. For a period of ten (10) Business Days (the “Election Period”) following the delivery of such notice, each Investor Stockholder shall be entitled to elect to purchase up to its Proportionate Share of the New Securities. Each Investor Stockholder desiring to exercise its rights under this Section 4.3 shall do so by delivering written notice (an “Exercise Notice”) to such effect, prior to the expiration of the Election Period, to the Company, stating (i) the portion of its Proportionate Share that it desires to purchase and (ii) if it has elected to purchase its full Proportionate Share, whether it desires to participate in the purchase of New Securities in such Eligible Offering in excess of its Proportionate Share. The failure of any Investor Stockholder to deliver an Exercise Notice within the Election Period shall be deemed to be a waiver of its right to participate in the purchase of such New Securities in such Eligible Offering.

(c) Investor Stockholders’ Purchase of New Securities. The Company shall sell to each Investor Stockholder delivering an Exercise Notice, and each such Investor Stockholder shall purchase from the Company, for that consideration and on the terms set forth in the Company’s notice of such Eligible Offering, the number of New Securities that such Investor Stockholder has elected to purchase. If any Investor Stockholder does not elect to purchase all of its respective Proportionate Share of the Eligible Offering, then the New Securities which were available for purchase by such declining Investor Stockholders (the “Excess New Securities”) shall automatically be deemed to be accepted for purchase by the Investor Stockholders who indicated in their Exercise Notices a desire to participate in the purchase of New Securities in excess of their Proportionate Share. Unless otherwise agreed by all of the Investor Stockholders participating in the purchase, each Investor Stockholder so electing to purchase more than its Proportionate Share shall purchase its Proportionate Share of the Excess New Securities (computed on the basis of the Investor Stockholders who participate in the purchase of Excess New Securities). The Company may sell the remainder of the New Securities to be sold in the Eligible Offering, if any, pursuant to the provisions of Section 4.3(d).

(d) Sale to Third Parties. If there remain New Securities to be sold after the exercise of the options of the Investor Stockholders referred to in this Section 4.3, then the Company may issue such New Securities to third Persons, but only (i) for a consideration not less than that set forth in the Company’s notice and (ii) within the period of ninety (90) days after the date of such notice.

(e) Exceptions to Eligible Offering. No Investor Stockholder shall have any right pursuant to this Section 4.3 to purchase any of the following securities issued by the Company:

(i) securities issued pursuant to any employee equity incentive plan of the Company approved by the Board;

(ii) securities issued to the acquiree or to its shareholders in connection with any merger, consolidation or acquisition to which the Company is a party, if approved by the Board;

(iii) securities issued upon exercise or conversion of any Common Equivalent, or pursuant to the anti-dilution provisions thereof, if such Common Equivalent was originally issued on or prior to May 9, 2003 or thereafter in compliance with this Section 4.3;

(iv) securities issued in connection with any stock dividend or subdivision of Company Securities;

(v) securities issued pursuant to the Securities Purchase Agreement; and

(vi) securities issued in an Initial Public Offering.

ARTICLE V

SALE OF THE COMPANY; FORCED SALE RIGHTS

SECTION 5.1 Approved Sale by Stockholders. Notwithstanding the provisions of Sections 9.3 and 9.4, in the event that any two of Banc of America, the Greenhill Representative and Brazos approve a Sale of the Company (an “Approved Sale”) and the proposed terms and conditions thereof (the “Proposed Terms”), the Company and the Stockholders shall be required to consummate such Approved Sale subject to the terms and conditions of this Article V. Within five (5) Business Days after the date of determination of the Proposed Terms, the Company shall deliver a written notice containing such Proposed Terms to each Stockholder.

SECTION 5.2 Forced Sale Right.

(a) Stockholder Right to Force a Sale. So long as any Preferred Stock remains outstanding, upon the written election of any holder of more than twenty five percent (25%) of the outstanding shares of Preferred Stock delivered at any time after the second anniversary of the Closing Date or (b) any holder of more than ten percent (10%) of the outstanding shares of Preferred Stock delivered at any time after the fifth anniversary of the Closing Date, such requesting Stockholder (the “Initiating Holder”) shall have the sole right commencing upon expiration of the Call Option Period (as defined below) to negotiate and determine the Proposed Terms of a Sale of the Company (including engaging investment bankers and other advisors by the Company at the direction of such Initiating Holder) by delivering written notice (a “Sale Notice”) thereof to the Company and the other Stockholders; provided, that if the Company has entered into a definitive purchase agreement to consummate a Sale of the Company on or prior to the expiration of the Call Option Period, the Initiating Holder shall not have such negotiation and determination rights unless and until such Sale of the Company does not close within ninety (90) days following the execution of such definitive agreement. Any Sale of the Company approved by an Initiating Holder pursuant to this Section 5.2 shall be deemed to be an Approved Sale for purposes of this Article V.

(b) Company Call Right. For a period of one hundred eighty (180) Business Days after receipt by the Company of the Sale Notice (the “Call Option Period”), the Company shall have the right to purchase all of the Company Securities of the Initiating Holder at a price equal to (i) with respect to the Preferred Stock, the Series A Redemption Price (as defined in the Certificate of Incorporation) and (ii) with respect to the Common Stock, the Fair Market Value of such Company Securities determined as of the date of the Sale Notice. The Company’s option to purchase the Initiating Holder’s Company Securities hereunder shall be exercisable by delivering written notice (the “Redemption Notice”) to such effect, prior to the expiration of the Call Option Period, to the Initiating Holder. The failure of the Company to exercise its option to purchase the Initiating Holder’s Company Securities prior to the expiration of the Call Option Period shall be deemed to be a waiver of its right to purchase the Initiating Holder’s Company Securities pursuant to this Section 5.2(b).

(c) Closing. The closing of any purchase of the Initiating Holder’s Company Securities by the Company pursuant to this Section 5.2 shall be held at the principal office of the Company at 10:00 a.m. local time no later than the earlier of (i) thirty (30) days after delivery of the Redemption Notice or (ii) the last day of the Call Option Period (or if such day is not a Business Day, then on the next succeeding Business Day) or at such other time, date and place as the parties to the transaction may agree. At such closing, the Initiating Holder shall deliver the Transferred Company Securities, duly endorsed for Transfer and the Company Securities to be purchased shall be free and clear of any liens, claims, pledges or encumbrances (other than restrictions imposed by this Agreement and pursuant to applicable federal and state securities laws) and the Initiating Holder shall so represent and warrant, and further represent and warrant that he or it is the record and beneficial owner of the Company Securities. The Company shall deliver payment in full for the Company Securities at such closing, by certified or official bank check or by wire transfer of immediately available funds. Upon such closing, the Initiating Holder shall have no further rights under this Section 5.2.

SECTION 5.3 Participation and Conditions.

(a) Obligation to Participate. Upon the exercise of the Approved Sale rights pursuant to Section 5.1 or 5.2, each Stockholder shall (i) consent to, vote for and raise no objections against the Approved Sale or the process pursuant to which the Approved Sale is arranged, (ii) waive any dissenters’ or appraisal rights and all other rights with respect to the Approved Sale under the Delaware General Corporation Law and (iii) if the Approved Sale is a sale of the Company Securities, agree to sell all of such Stockholder’s Company Securities on the Proposed Terms. Each Stockholder shall take all reasonably necessary and desirable actions in connection with the consummation of any Approved Sale, including the execution of such agreements and instruments and other actions reasonably necessary to (A) provide such representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale as are customary in transactions of a similar nature and (B) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth below.

(b) Satisfaction of Conditions. The obligations of each Stockholder pursuant to this Article V are subject to the satisfaction of the following conditions:

(i) upon the consummation of the Approved Sale, such Stockholder shall receive at least the same proportion of the aggregate consideration from such Approved Sale that such Stockholder would have received if such aggregate consideration had been distributed by the Company in the manner provided in the Certificate of Incorporation;

(ii) all holders of any class or series of Company Securities shall receive the same form of consideration per share, or if any holders of any class or series are given an option as to the form of consideration, all holders of such class or series shall be given the same option, unless each affected holder otherwise agrees; provided, that the Class A Common Stock and Class B Common Stock shall be deemed to be of the same class and series for purposes of this Section 5.3;

(iii) all noncompetition and any other transaction-related fees paid to any Stockholder initiating the Approved Sale process pursuant to this Article V (or any Affiliate thereof) shall be deemed to be consideration from the Approved Sale and distributed as set forth in this Section 5.3(b); provided, that the foregoing shall not apply to customary investment banking fees approved by a majority of the members of the Board who are not affiliated with any such Stockholder;

(iv) such Stockholder shall neither be obligated to make any out-of-pocket expenditure prior to the consummation of the Approved Sale (excluding modest expenditures for postage, copies, etc.) nor to pay more than such Stockholder’s Proportionate Share of reasonable expenses incurred in connection with a consummated Approved Sale to the extent such expenses are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of a Stockholder for its sole benefit will not be considered costs of the transaction hereunder); and

(v) in the event that the Stockholders are required to make any representations or indemnities in connection with the Approved Sale (other than representations and indemnities concerning each Stockholder’s valid ownership of such Stockholder’s Company Securities, free of all liens and encumbrances (other than those arising under applicable securities laws and this Agreement that do not relate to any breach or default by the seller of such Company Securities hereunder), and each Stockholder’s authority, power and right to enter into and consummate such Approved Sale without violating any other agreement), then each such Stockholder shall make substantially the same representations and no such Stockholder shall be liable for more than its pro rata share of any liability for misrepresentation or indemnity and such liability shall not exceed the total proceeds received by such Stockholder for his Company Securities.

ARTICLE VI

RIGHTS RESPECTING MANAGEMENT STOCKHOLDERS’ EQUITY

SECTION 6.1 Call Rights on Common Stock of Management Stockholders.

(a) Call Rights and Purchase Price. For a period of one hundred eighty (180) days immediately following the date on which a Management Stockholder’s employment with the Company or any of its Subsidiaries is terminated, the Company shall have the right, but not the obligation, to purchase from such Management Stockholder, and upon the exercise of such right by the Company, such Management Stockholder shall be obligated to sell to the Company:

(i) if Cause existed for such Management Stockholder’s termination or such Management Stockholder resigned without Good Reason, all of the vested Company Securities held by such Management Stockholder at an aggregate purchase price equal to the lesser of (A) the Fair Market Value of such Company Securities or (B) the original cost paid for such Company Securities; or

(ii) in the event of any termination for any reason other than as set forth in clause (i) above (including death or disability), all of the Restricted Common Stock held by such Management Stockholder at the Fair Market Value of such Restricted Common Stock.

(b) Method of Exercise. The Company may exercise such right by delivering a written notice to such effect (the “Call Notice”) to such Management Stockholder or, if applicable, to such Management Stockholder’s personal or succession representative, as the case may be. The purchase price for the Company Securities purchased pursuant to this Section 6.1 shall be paid at the closing as described in Section 6.2.

SECTION 6.2 Closing. The closing for the redemption of any Company Securities of a Management Stockholder under this Article VI shall take place on such date as determined by the Board, but no later than sixty (60) Business Days after the delivery of the Call Notice. The closing of such redemption shall take place at the principal place of business of the Company at 10:00 a.m., local time, or at such other place and time as the parties to such redemption may mutually agree in writing. At the closing:

(a) the party selling its Company Securities shall execute and deliver to the Company such documents, certificates and other papers as the Company may reasonably require to effect the transfer and conveyance by assignment of absolute title to the Company of that portion of such party’s Company Securities free and clear of all liens (other than restrictions imposed pursuant to applicable federal and state securities laws and this Agreement that do not relate to any breach or default by the seller of such Company Securities hereunder) of all Persons whomsoever and such party shall so represent and warrant;

(b) the Company shall purchase such party’s Company Securities and pay the applicable purchase price by delivery of (A) in the case of shares of Preferred Stock, cash (to the extent of Available Funds) and (B) in case of any other Company Securities, at the option of the Company, either (1) cash (to the extent of Available Funds), (2) an unsecured promissory note of the Company which pays annual interest on the outstanding balance thereof at the then current prime rate of interest of Bank of America, N.A. (or its successor), is payable in three equal annual installments of principal and interest starting on the first anniversary of the date of such closing and is subordinated in right of payment to all other Debt of the Company other than unsecured trade payables, (3) subject to Article IX, shares of new class of preferred stock of the Company junior to the Preferred Stock that accrues non-cash dividends at a rate of 7% per annum and is payable solely upon redemption of the existing Preferred Stock, or (4) any combination of the foregoing clauses (1), (2) and (3) and the Company shall execute and deliver to such party such documents, certificates and other papers to effect such transactions as such party may reasonably require; provided, that, if the Company cannot make any payment for a cash repurchase pursuant to this Article VI due to a lack of Available Funds, partial repurchases may be made by the Company at any time when Available Funds in excess of $10,000 exist and are permitted to be used for such purpose; and

(c) both the Company and such party shall covenant to execute all such documents and take all such further action as may be necessary to effect the provisions of, and transactions described in and contemplated by, the applicable provisions of this Article VI.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

SECTION 7.1 Financial Statements and Other Reports. Commencing on the Closing Date, the Company shall cause to be prepared and each Investor Stockholder to be furnished with:

(a) Monthly Financial Statements. As soon as practicable and in any event within thirty (30) days after the end of each fiscal month, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal month and unaudited consolidated statements of income, cash flows and stockholders’ equity for the fiscal month then ended and that portion of the Fiscal Year then ended, including the notes thereto (if any), all in reasonable detail prepared by the Company in accordance with GAAP and (i) if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period and (ii) setting forth in comparative form the corresponding figures for the same portion of the preceding Fiscal Year and the Budget for the current Fiscal Year.

(b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year, an audited consolidated balance sheet of the Company and its Subsidiaries as of the close of such Fiscal Year and audited consolidated statements of income, cash flows and stockholders’ equity for the Fiscal Year then ended, including the notes thereto, all in reasonable detail and in comparative form the corresponding figures for the preceding Fiscal Year, prepared by a nationally recognized “Big Four” independent certified public accounting firm selected by the Board, in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year.

(c) Company Budget. Subject to Section 9.5, as soon as practicable and in any event on or before January 1 of each Fiscal Year, the Board shall cause the Company’s operating budget for the next Fiscal Year to be prepared, setting forth in reasonable detail in comparative form the corresponding figures for the preceding fiscal year on a monthly basis for the subject Fiscal Year projected operating expenses, capital expenditures, other costs and expenses, revenues from operations and any other source, cash flow from operations, amounts of capital and services the Company and its Subsidiaries will require and material terms of any financing the Company or any of its Subsidiaries will require and any other relevant financial information in respect of the Company and its Subsidiaries for the subject Fiscal Year.

(d) Regulatory and Rating Filings. The Company shall delivery to each Investor Stockholder, promptly, and in any event within ten (10) Business Days after filing or delivery thereof, copies of all (i) statutory accounting and other financial reports filed with any state insurance regulatory Governmental Authorities and (ii) all financial information submitted to A.M. Best (or any successor thereto).

SECTION 7.2 Notices. The Company shall deliver to each Investor Stockholder prompt (but in no event later than ten (10) Business Days after an officer of the Company obtains knowledge thereof) written notice of: (a) the commencement of any proceedings or investigations by or before any Governmental Authority and any actions or proceedings in any court or before any arbitrator against or involving the Company or any of its Subsidiaries or any of their respective properties, assets or businesses, in each case involving a claim or liability which could reasonably be expected to have a Material Adverse Effect, (b) any attachment, judgment, levy or order assessed against the Company that could reasonably be expected to have a Material Adverse Effect, (c) any default or event of default under any material Debt of the Company, (d) copies of all notices received under the Acquisition Documents and (e) the occurrence of any other event reasonably likely to have a Material Adverse Effect.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Unless otherwise consented to in writing by the Required Preferred Stockholders, the Company hereby covenants and agrees that, it will, and will cause each of its Subsidiaries to:

SECTION 8.1 Preservation of Corporate Existence and Related Matters. Preserve and maintain its separate corporate existence and all rights, franchises, licenses, permits and privileges necessary to the conduct of its business; and qualify and remain qualified as a foreign corporation authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except in each case to the extent that the failure to be or remain so qualified would not have a Material Adverse Effect.

SECTION 8.2 Maintenance of Property. Protect and preserve all properties necessary and material to its business, including all tangible and intangible assets; maintain in good working order and condition (ordinary wear and tear excepted) all buildings, equipment and other tangible real and personal property necessary and material to its business; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business so that the business carried on in connection therewith may be properly conducted at all times.

SECTION 8.3 Maintenance of Insurance. Maintain insurance, including directors’ and officers’ liability insurance, with responsible insurance companies against such risks and in such amounts as are customarily maintained by similar businesses in similar industries.

SECTION 8.4 Payment of Taxes and Governmental Charges. Pay all material taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property (including, without limitation, withholding, social security, payroll and similar employment related taxes on the dates such taxes are due); provided, that the Company may contest such taxes, assessments and other governmental charges in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 8.5 Accounting Methods; Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 8.6 Compliance With Laws. Observe and remain in compliance with all Requirements of Law and maintain in full force and effect all approvals of Governmental Authorities (including state insurance regulatory bodies), in each case applicable or necessary to the conduct of its business except where the failure to do so would not result in a Material Adverse Effect and except that the Company or such Subsidiary may contest the applicability of any Requirement of Law in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 8.7 Visits and Inspections. Permit representatives of each Investor Stockholder, from time to time, as often as may be reasonably requested, but only during normal business hours and upon reasonable prior notice, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

SECTION 8.8 Conduct of Business. From and after the Closing Date, engage only in the business conducted by the Subject Companies (as defined in the Securities Purchase Agreement) and any other activities reasonably related or incidental thereto.

ARTICLE IX

NEGATIVE COVENANTS

Unless otherwise consented to in writing by the Required Preferred Stockholders, the Company hereby covenants and agrees that it will not, and will not permit any of its Subsidiaries to at any time after the date hereof:

SECTION 9.1 Amendment of Organizational Documents. Amend, modify or restate its Certificate of Incorporation, By-laws or other similar organizational documents.

SECTION 9.2 Redemptions and Repurchases; Payment of Dividends. Purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests or make or pay any dividend or distribution of cash, property or assets among the holders of its capital stock or other ownership interests, other than with respect to the transactions required or permitted, as applicable, pursuant to Articles II, IV, V and VI hereof, Section B.5 of Article FOURTH of the Certificate of Incorporation and the Wand Consulting Agreements.

SECTION 9.3 Mergers and Liquidations. Merge, consolidate or enter into any similar combination with any other Person other than in a Sale of the Company arising pursuant to Section 5.1 or 5.2; voluntarily liquidate, wind-up or dissolve itself; or cause the conversion or reorganization of such Person into another entity form.

SECTION 9.4 Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any material portion of its property, business or assets, in any transaction or series of related transactions, other than (a) a Sale of the Company arising pursuant to Section 5.1 or 5.2 or (b) sales of investment assets in the ordinary course of business.

SECTION 9.5 Approval of Annual Budget. Approve and adopt an operating budget for the Company for any Fiscal Year.

SECTION 9.6 Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (other than the acquisition contemplated in the Acquisition Documents), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person other than investments in the ordinary course of business.

SECTION 9.7 Loans and Advances. Make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person; or enter into, directly or indirectly, any commitment or option in respect of the foregoing other than (a) advances for travel and other business-related expenses in the ordinary course of business and (b) other loans, advances and extensions of credit made in accordance with the terms of the Budget then in effect.

SECTION 9.8 Capital Expenditures. Make or commit to make any capital expenditure in excess of the total amount allocated for capital expenditures in the Budget then in effect.

SECTION 9.9 Debt. Create, incur, assume or suffer to exist any Debt in excess of $100,000 or prepay, refinance, renew, modify or extend the terms of any Debt.

SECTION 9.10 Issuance of Equity Securities. Issue any capital stock or other ownership interests other than Common Equivalents issued pursuant to the terms of a Company equity incentive plan that is approved by the Board and the Required Preferred Stockholders and shares of capital stock issued upon exercise or conversion of the foregoing.

SECTION 9.11 Agreements and Arrangements with Management. Enter into any employment agreement or agreement providing for severance payments to any employee or amend, restate or supplement in any manner or grant any waiver of a material right under (a) any employment agreement between any member of management of the Company and the Company that exists on the date hereof or (b) any Company equity incentive plan.

SECTION 9.12 Transactions with Affiliates. Conduct any business or enter into any transaction with any Affiliate of the Company other than as contemplated by this Agreement.

SECTION 9.13 Amendments of Certain Material Documents. Amend, restate or supplement in any manner or grant any waiver of a material right under (a) the Acquisition Documents and (b) the Wand Consulting Agreements.

SECTION 9.14 Settlement of Litigation. Settle any litigation or other proceeding which is other than in the ordinary course of business and which involves any material restriction on the conduct of business by the Company or any of its Subsidiaries or the continued ownership of any of its material assets (other than cash).

SECTION 9.15 Initial Public Offering. Commence any Initial Public Offering.

SECTION 9.16 Material Contracts. Without limiting any other covenant herein, bind or obligate the Company or any Subsidiary with respect to any agreement that has, or the subject property or services has, a value or potential cost to such Person in excess of $1,000,000 in any transaction or series of related transactions (a “Material Contract”), including any material amendment, substitution, modification, restatement, alteration or adjustment in any such Material Contract.

SECTION 9.17 Voluntary Bankruptcy. Commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, composition, extension or other such relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian or other similar official for all or substantially all of its assets.

SECTION 9.18 Inconsistent Agreements. Enter into any contractual obligation, which by its terms restricts, impairs or prohibits the ability of such Person to perform its obligations hereunder and under the Certificate of Incorporation.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Legend. Each Stockholder agrees that a legend in substantially the following form shall be placed on the certificates issued on or after the date hereof representing any shares owned by it:

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS OF AN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT DATED AS OF DECEMBER 9, 2004, A COPY OF WHICH IS ON FILE IN THE COMPANY’S OFFICES. THE INVESTOR RIGHTS AGREEMENT, AMONG OTHER THINGS, CONTAINS RESTRICTIONS ON THE TRANSFERABILITY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE INVESTOR RIGHTS AGREEMENT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THIS CERTIFICATE REPRESENTS SHARES OF ONE OF A NUMBER OF SERIES AND CLASSES OF CAPITAL STOCK WHICH THE COMPANY IS AUTHORIZED TO ISSUE. THE COMPANY WILL FURNISH WITHOUT CHARGE TO A REQUESTING STOCKHOLDER A COPY OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS THEN IN EFFECT, THAT SETS FORTH THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH SUCH SERIES AND CLASS AND THE QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS APPLICABLE THERETO.

SECTION 10.2 Specific Performance and Injunctive Relief; Arbitration.

(a) Each Stockholder and the Company acknowledge and agree that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages, and therefore each Stockholder and the Company hereby waive the defense in any action for specific performance or injunctive relief that a remedy at law would be adequate. Each Stockholder and the Company further agree that each Stockholder, in addition to any other remedy to which such Stockholder may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement and to obtain injunctive relief in any action instituted in a court of proper jurisdiction. Without limitation of the foregoing, any removal or election of directors on or prior to the Closing Date in violation of Section 3.1 shall be null and void ab initio and the Company shall not recognize or give effect thereto.

(b) Except as provided in Section 10.2(a), any dispute among the parties hereto shall, on demand of any party to such dispute, be submitted to binding arbitration in New York, New York, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a panel of three impartial arbitrators selected in accordance with such Rules, and judgement upon the award of the arbitrators may be entered in any court of competent jurisdiction. In rendering their award, the arbitrators shall enforce this Agreement in accordance with its terms and in accordance with applicable law, and shall assess the costs of such arbitration as they deem just and equitable in light of their determination of the issues being arbitrated.

SECTION 10.3 Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

SECTION 10.4 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof including the Original Agreement which is hereby amended and restated. In the event of any inconsistency or conflict between the provisions hereof and the provisions of the Certificate of Incorporation or By-laws of the Company, the provisions hereof shall control and the parties hereto shall use their best efforts to cause the Company to correct such inconsistency or conflict.

SECTION 10.5 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopy, recognized overnight courier service or personal delivery:

(a)	if to the Company:

Republic Companies Insurance Group, Inc.

2727 Turtle Creek Blvd.

Dallas, Texas 75219

Attn:	Parker W. Rush
Telephone No.:	(214) 559-1836
Fax No.:	(214) 559-5868

With copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, NW

Washington, DC 20005

Attn:	Michael P. Rogan, Esq.
Telephone No.:	202-371-7000
Fax No.:	202-393-5760

And:

Kennedy Covington Lobdell & Hickman, L.L.P.

47th Floor, Hearst Tower

214 N. Tryon Street

Charlotte, NC 28202

Attn:	T. Richard Giovannelli, Esq.
Telephone No.:	704-331-7484
Fax No.:	704-353-3184

(b)	If to any Stockholder, to the respective address shown in the records of the Company.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

SECTION 10.6 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York except as to matters of corporate law which shall be governed by, construed and enforced in accordance with the laws of Delaware, in each case, without regard to the principles of conflicts of law of any jurisdiction.

SECTION 10.7 Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

SECTION 10.8 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

SECTION 10.9 Defaults. A default by any party to this Agreement in such party’s compliance with any of the terms or conditions hereof or performance of any of the obligations of such party hereunder shall not constitute or excuse a default by any other party.

SECTION 10.10 Regulatory Requirements. Notwithstanding anything to the contrary herein, in the event of any reasonable determination by Banc of America, after consultation with legal counsel, that, by reason of any existing or future federal or state law, rule, regulation, guideline, order, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”), Banc of America is effectively restricted or prohibited from holding any of the shares of capital stock of the Company (including any shares of capital stock or other securities distributable to Banc of America in any merger, reorganization, readjustment or other reclassification of such shares), the Company and the other Stockholders shall take such action, at Banc of America’s expense, as may be deemed reasonably necessary by Banc of America, after consultation with legal counsel, to permit Banc of America to comply with such Regulatory Requirement. Such action to be taken may include, without limitation, the Company’s authorization of one or more new classes of capital stock and the modification or amendment of the Certificate of Incorporation or any other documents or instruments executed in connection with the shares held by Banc of America. Banc of America shall give written notice to the Company and the other Stockholders of any such determination and the action or actions necessary to comply with such Regulatory Requirement, and the Company and such other Stockholders shall take all steps reasonably necessary to comply with such determination as expeditiously as possible.

SECTION 10.11 State Insurance Approvals. Notwithstanding any provision to the contrary contained herein, if any actions to be taken hereunder or transactions to be consummated pursuant hereto require the prior approval of any state insurance regulatory authority, no such action shall be taken or transaction consummated without such prior approval and the Company and each Stockholder shall use their reasonable best efforts promptly to obtain such approval including, without limitation, the timely filing of all such applications and the taking of all such other actions as may be necessary to obtain such approval.

SECTION 10.12 Recapitalizations, Exchanges, Etc. The provisions of this Agreement shall apply, to the full extent set forth herein, to any and all shares of capital stock of the Company or any successor or assign thereof (whether by merger, consolidation, sale of assets or otherwise and including securities issued in exchange for the shares of the Company in connection with the merger) which may be issued in respect of, in exchange for, or in substitution of the shares, by reason of a stock dividend, recapitalization, reclassification, merger, consolidation or otherwise.

SECTION 10.13 Additional Stockholders. The Company shall cause each Person hereafter becoming a holder of capital stock of the Company (whether pursuant to the exercise of stock options or otherwise) to execute a supplement to this Agreement in the form attached hereto as Exhibit B for purposes of making such Person a party hereto and subject to all of the terms and conditions hereof.

SECTION 10.14 Amendments; Waivers. This Agreement may not be amended, modified or supplemented and no waivers of or consents to departures from the provisions hereof may be given unless consented to in writing by the Company and the Required Stockholders; provided, that:

(a) any amendment, waiver or consent to a departure of Section 3.1 which would amend or terminate (i) the right of any Stockholder or group of Stockholders to designate, approve or consent to the removal of a member or members of the Board shall not be effective without the written consent of (A) such Stockholder or (B) in the case of a group of Stockholders, Stockholders holding a majority of the shares of Preferred Stock held by all Stockholders in such affected group or (ii) the rights of 21st Century set forth in Section 3.1(a)(ii)(E);

(b) any amendment, waiver or consent to a departure of Section 3.1(a) which would amend or terminate the right of any director designated by a Stockholder or group of Stockholders to serve on any committee of the Board shall not be effective without the written consent of such Stockholder or group of Stockholders, as the case may be, entitled to designate such director;

(c) waivers of or consents to departures from the covenants in Articles VIII and IX may only be given by the Required Preferred Stockholders;

(d) amendments to Sections 5.1 or 5.2 may only be made pursuant to a writing signed by Banc of America, the Greenhill Representative and Brazos and any waiver or consent to departure from the provisions of such Sections 5.1 and 5.2 once an Approved Sale process has been initiated may be given only by the Stockholders having approved such Approved Sale and or having delivered the Forced Sale Notice; provided, further, that any amendment to Section 5.2 may only be made with the approval of each holder of at least ten percent (10%) of the outstanding shares of Preferred Stock; and

(e) no amendment, modification or waiver of any provision of this Agreement that adversely affects the rights of one Stockholder in a manner materially different from any other Stockholder shall be effective against such adversely affected Stockholder unless approved in writing by that Stockholder;

provided, further, that any amendment or waiver effected in accordance with this Section 10.14 shall be binding upon each then-current and future Stockholder party hereto and the Company.

SECTION 10.15 Aggregation of Ownership. All Company Securities held by affiliated investment funds shall be aggregated for purposes of determining ownership thresholds under this Agreement.

SECTION 10.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement. Signatures may be exchanged by telecopy, with original signatures to follow. Each party to this Agreement agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signatures of the other parties to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date first above written.

REPUBLIC COMPANIES GROUP, INC.

By:	/s/ PARKER W. RUSH
Name:	Parker W. Rush
Title:	President

[Signature Pages Continue]

[Amended and Restated Investor Rights Agreement]

BANC OF AMERICA CAPITAL INVESTORS SBIC, L.P.

By:	BANC OF AMERICA CAPITAL MANAGEMENT SBIC, LLC, General Partner

By:	BANC OF AMERICA CAPITAL MANAGEMENT, L.P., its sole member

By:	BACM I, GP, LLC, its General Partner

By:	/s/ ROBERT H. SHERIDAN, III
Name:	Robert H. Sheridan, III
Title:	Member

[Signature Pages Continue]

[Amended and Restated Investor Rights Agreement]

GREENHILL CAPITAL PARTNERS, L.P.

By:	GCP, LLC, its General Partner

By:	/s/ SCOTT L. BOK
Name:	Scott L. Bok
Title:	Managing Member

GREENHILL CAPITAL PARTNERS (CAYMAN), L.P.

By:	GCP, LLC, its General Partner

By:	/s/ SCOTT L. BOK
Name:	Scott L. Bok
Title:	Managing Member

GREENHILL CAPITAL PARTNERS (EXECUTIVE), L.P.

By:	GCP, LLC, its General Partner

By:	/s/ SCOTT L. BOK
Name:	Scott L. Bok
Title:	Managing Member

GREENHILL CAPITAL, L.P.

By:	GCP, LLC, its General Partner

By:	/s/ SCOTT L. BOK
Name:	Scott L. Bok
Title:	Managing Member

[Signature Pages Continue]

[Amended and Restated Investor Rights Agreement]

BRAZOS EQUITY FUND 2000, L.P.

By:	Brazos Investment Partners, LLC, Its general partner

By:	/s/ PATRICK K. MCGEE
Name:	Patrick K. McGee
Title:	Authorized Representative

[Signature Pages Continue]

[Amended and Restated Investor Rights Agreement]

NORWEST EQUITY PARTNERS VI, LP

By:	ITASCA LBO Partners VI, LLP, Its general partner

By:	/s/ TIM DEVRIES
Name:	Tim DeVries
Title:	M.G.P.

NORWEST EQUITY PARTNERS VII, LP

By:	ITASCA LBO Partners VII, LLP, Its general partner

By:	/s/ TIM DEVRIES
Name:	Tim DeVries
Title:	M.G.P.

[Signature Pages Continue]

[Amended and Restated Investor Rights Agreement]

21ST CENTURY GROUP EQUITY FUND, L.P.

By:	21st Century GP, L.L.C., Its general partner

By:	/s/ JOHN WARE
Name:	John Ware
Title:	President

21ST CENTURY GROUP COINVESTORS I, L.P.

By:	21st Century GP, L.L.C., Its general partner

By:	/s/ JOHN WARE
Name:	John Ware
Title:	President

[Signature Pages Continue]

[Amended and Restated Investor Rights Agreement]

/s/ BRUCE W. SCHNITZER
Bruce W. Schnitzer

/s/ JOHN S. STRUCK
John S. Struck

/s/ PATRICK MCLAUGHLIN
Patrick McLaughlin

/s/ MARY LOUISE MCLAUGHLIN
Mary Louise McLaughlin as Custodian for Christine McLaughlin under the Pennsylvania Uniform Transfers to Minors Act

/s/ MARY LOUISE MCLAUGHLIN
Mary Louise McLaughlin as Custodian for Kathryn McLaughlin under the Pennsylvania Uniform Transfers to Minors Act

[Signature Pages Continue]

[Amended and Restated Investor Rights Agreement]

REPUBLIC CO-INVESTORS, L.P.

By:	Republic Companies Group, Inc., Its general partner

By:	/s/ PARKER W. RUSH
Name:	Parker W. Rush
Title:	President

/s/ PARKER W. RUSH
Parker W. Rush

/s/ MARTIN B. CUMMINGS
Martin B. Cummings

/s/ STEPHEN W. MUDD
Stephen W. Mudd

[Amended and Restated Investor Rights Agreement]

Exhibit A

BY-LAWS

Exhibit B

INVESTOR RIGHTS AGREEMENT SUPPLEMENT

THIS INVESTOR RIGHTS AGREEMENT SUPPLEMENT (this “Supplement”) is dated as of                      ,              between REPUBLIC COMPANIES GROUP, INC., a Delaware corporation (the “Company”), and                                      (“New Stockholder”).

STATEMENT OF PURPOSE

The Company has entered into an Amended and Restated Investor Rights Agreement, dated as of December 9, 2004, among the Company, and certain stockholders of the company set forth therein, a copy of which is attached hereto as Annex I (as amended or supplemented, the “Investor Rights Agreement”). Pursuant to the terms of the Investor Rights Agreement, the New Stockholder is required to execute this Supplement for the purposes of making such Person a party to the Investor Rights Agreement. The New Stockholder has agreed to execute this Supplement in consideration of the receipt of his, her or its shares of capital stock of the Company.

NOW, THEREFORE, the Company and the New Stockholder agree as follows:

1. Defined Terms. All capitalized terms used but not defined in this Supplement have the meanings assigned thereto in the Investor Rights Agreement.

2. Joinder of New Stockholder. The New Stockholder hereby joins in and agrees to become a party to the Investor Rights Agreement with all right, title and interest as a Stockholder thereunder and subject to all of the terms and conditions thereof as if the New Stockholder were an original party and signatory thereto. The New Stockholder’s notice address for the company’s records is:

IN WITNESS WHEREOF, the Company and the New Stockholder have executed this Supplement, this      day of                     ,             .

REPUBLIC COMPANIES GROUP, INC.

By:
Name:
Title:

[INSERT SIGNATURE BLOCK FOR NEW STOCKHOLDER]